P&F INDUSTRIES REPORTS RESULTS FOR THE THREE-MONTH

PERIOD ENDED MARCH 31, 2013

MELVILLE, N.Y., May 9, 2013 - P&F Industries, Inc. (NASDAQ: PFIN) today announced its results of operations for the three-month period ended March 31, 2013.

P&F Industries, Inc. is reporting revenue of $20,709,000 for the three-month period ended March 31, 2013, compared to $14,317,000 for the same period in 2012. Additionally, the Company is reporting income before income taxes of $993,000 compared to $729,000 for the three-month periods ended March 31, 2013 and 2012, respectively. Lastly, the Company is reporting income after taxes of $621,000 compared to $706,000 for the three-month periods ended March 31, 2013 and 2012, respectively.

Richard Horowitz, the Company’s Chairman of the Board, Chief Executive Officer and President commented, “I am pleased to report that, driven primarily by Florida Pneumatic’s continued roll-out of its pneumatic tools to The Home Depot, P&F’s first quarter of 2013 consolidated revenue increased nearly $6.4 million, or 44.6%, compared to the same period in the prior year. We did, however, absorb one-time expenses of $700,000 in connection with this roll-out, which negatively impacted our first quarter results. Our tax expense for the first quarter of 2013 was $372,000, compared to only $23,000 in the first quarter in 2012. It should be noted that during the third quarter of 2012 we eliminated the valuation allowance on our federal deferred tax assets, which resulted in an effective tax rate of 37.5% in the first quarter 2013 compared to 3.1% in the first quarter of 2012. Prior to this elimination, in lieu of recording a tax expense, we adjusted the then in place valuation allowance, thus creating minimal effective tax rates that would have been applied to our pretax income. With the valuation allowance removed, current and future tax provisions will more significantly impact our after-tax earnings, as well as our earnings per share.”

	For the three month period ended March 31,
	2013	2012

Basic earnings per common share	$0.17	$0.20

Diluted earnings per common share	$0.16	$0.19

A summary of P&F’s results of operations for the three month periods ended March 31, 2013 and 2012 follows.

REVENUE	Three months ended March 31,
			Increase (decrease)
	2013	2012	$	%
Tools
Florida Pneumatic	$11,462,000	$5,417,000	$6,045,000	111.6%
Hy-Tech	4,167,000	4,255,000	(88,000)	(2.1)
Tools Total	15,629,000	9,672,000	5,957,000	61.6

Hardware
Hardware Total	5,080,000	4,645,000	435,000	9.4

Consolidated	$20,709,000	$14,317,000	$6,392,000	44.6%

Tools

Florida Pneumatic markets its air tool products to two primary sectors within the pneumatic tool industry; retail and industrial/catalog. Additionally, Florida Pneumatic also markets, to a much lesser degree, air tools to the automotive market. It also generates revenue from its Berkley pipe cutting product line, as well as from a line of air filters and other OEM parts (“Other”).

	Three months ended March 31,
	2013		2012		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Retail customers	$8,878,000	77.5%	$2,460,000	45.4%	$6,418,000	260.9%
Industrial/catalog	1,919,000	16.7	2,009,000	37.1	(90,000)	(4.5)
Automotive	267,000	2.3	305,000	5.6	(38,000)	(12.5)
Other	398,000	3.5	643,000	11.9	(245,000)	(38.1)
Total	$11,462,000	100.0%	$5,417,000	100.0%	$6,045,000)	111.6%

During the first quarter of 2013, Florida Pneumatic continued to ship the initial product delivery, or roll-out, to The Home Depot locations. Revenue from Sears Holdings Corporation declined slightly, when compared to the same three month period in 2012. The Industrial/catalog sector, which had reported quarter over quarter improvement throughout 2012, had a slight decline in revenue due primarily to a softening within this sector, which we believe is likely to continue. First quarter of 2013 Automotive product revenue and Other revenue declined, when compared to the same period in 2012, primarily due to Florida Pneumatic’s decision to place greater emphasis on expanding its Retail and Industrial/catalog lines, as well as the loss of a large air filter customer.

Hy-Tech focuses primarily on the industrial sector of the pneumatic tools market.  Hy-Tech manufactures and markets its own value-added line of air tools and parts, as well as distributes a complementary line of sockets (“ATP”).

	Three months ended March 31,
	2013		2012		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
ATP	$2,860,000	68.6%	$2,624,000	61.7%	$236,000	9.0%
Hy-Tech Machine	417,000	10.0	403,000	9.5	14,000	3.5
Major customer	820,000	19.7	1,095,000	25.7	(275,000)	(25.1)
Other	70,000	1.7	133,000	3.1	(63,000)	(47.4)
Total	$4,167,000	100.0%	$4,255,000	100.0%	$(88,000)	(2.1)%

When comparing the first quarter of 2013 to the same period in the prior year, ATP product revenue improved, due primarily to special orders shipped in the first quarter of 2013. Additionally, Hy-Tech Machine products, which primarily focus on the mining, construction and industrial manufacturing markets (“Hy-Tech Machine”), saw its first quarter of 2013 revenue increase slightly, when compared to the same period in 2012. Finally revenue from its Major customer declined, as we believe this customer has been reducing its world-wide inventory levels during the first quarter of 2013.

Hardware

Our Hardware segment, which currently consists of only Nationwide, generates revenue from the sale of fencing and gate hardware, kitchen and bath accessories, OEM products and patio hardware.

	Three months ended March 31,
	2013		2012		Increase (decrease)
	Revenue	Percent of revenue	Revenue	Percent of revenue	$	%
Fence and gate hardware	$3,651,000	71.9%	$3,078,000	66.3%	$573,000	18.6%
Kitchen and Bath	703,000	13.8	846,000	18.2	(143,000)	(16.9)
OEM	364,000	7.2	433,000	9.3	(69,000)	(15.9)
Patio	362,000	7.1	288,000	6.2	74,000	25.7
Total	$5,080,000	100.0%	$4,645,000	100.0%	$435,000	9.4%

The increase in Fence and gate hardware revenue is due primarily to an expanding customer base, as well as from new product releases. The increase in patio revenue is due primarily to increased activity in the sale of foreclosed home units occurring primarily in Florida. When comparing the first quarter of 2013 to the same period in 2012, OEM product line revenue declined, primarily due to certain orders being delayed by its customers from the fourth quarter 2011, to the first quarter of 2012. The continued softening of the Kitchen and Bath market, in addition to Nationwide’s largest Kitchen and Bath customers filing for bankruptcy protection in late 2012, are the key factors for the decline in the Kitchen and Bath product line revenue.

GROSS MARGINS / PROFITS

	Three months ended March 31,		Increase (decrease)
	2013	2012	Amount	%
Tools	$5,819,000	$3,832,000	$1,987,000	51.9%
As percent of respective revenue	37.2%	39.6%	(2.4) pts.
Hardware	$1,915,000	$1,779,000	$136,000	7.6%
As percent of respective revenue	37.7%	38.3%	(0.6) pts.
Consolidated	$7,734,000	$5,611,000	$2,123,000	37.8%
As percent of respective revenue	37.3%	39.2%	(1.9) pts.

Tools

	Three months ended March 31,		Increase (decrease)
	2013	2012	Amount		%
Florida Pneumatic	$4,046,000	$2,011,000	$2,035,000		101.2%
As percentage of respective revenue	35.3%	37.1%	(1.8	) %pts.

Hy-Tech	$1,773,000	$1,821,000	$(48,000)		(2.6)
As percentage of respective revenue	42.5%	42.8%	(0.3	) %pts.

Total Tools	$5,819,000	$3,832,000	$1,987,000		51.9
As percentage of respective revenue	37.2%	39.6%	(2.4	) %pts.

The primary factor contributing to the 1.8 percentage point decline in Florida Pneumatic’s gross margin is the additional $6.4 million in Retail revenue, which tends to generate lower gross margins compared to its other product lines. However, with this increase in its Retail revenue, its gross profit improved $2,035,000, or 101.2%, when comparing the first quarter of 2013 to the same period in 2012. The change in Hy-Tech’s gross margin and gross profit was due largely to product / customer mix, partially offset by improved cost of manufacturing.

Hardware

Gross margin at our Hardware segment during the first quarter of 2013 declined 0.6 percentage point, when compared to the same period in 2012. This decline is primarily due to: (i) product / customer mix, and (ii) certain product cost increases for which Nationwide is unable to pass through to its customers. However, as the result of increased revenue, gross profit increased $136,000 during the first quarter of 2013, compared to the same period in 2012.

SELLING AND GENERAL AND ADMINISTRATTIVE ESPENSES

Selling, general and administrative expenses, (“SG&A”) include salaries and related costs, commissions, travel, administrative facilities, communications costs and promotional expenses for our direct sales and marketing staff, administrative and executive salaries and related benefits, legal, accounting and other professional fees, as well as general corporate overhead and certain engineering expenses.

During the first quarter of 2013, our SG&A was $6,632,000, or 32.0% as a percentage of revenue, compared to $4,740,000, or 33.1% of revenue during the same three-month period in 2012. The most significant items contributing to the increase are the incremental variable costs associated with the additional Retail revenue generated at Florida Pneumatic, which includes, among other things, commissions, warranty costs, freight out and advertising/promotional fees, aggregating $1,229,000. Additionally, included in our first quarter of 2013 SG&A, is a one-time only marketing fee of $700,000 incurred by Florida Pneumatic in connection with the initial roll-out to The Home Depot. Further, our first quarter of 2013 SG&A compensation, which is comprised of base salaries and wages, accrued performance-based bonus incentives, associated payroll taxes and employee benefits, increased $176,000, when compared to the same period in the prior year. The aforementioned increases were partially offset by, among other things, reductions in professional fees and depreciation and amortization expenses, which, in the aggregate were $257,000.

INTEREST

Our net interest expense during the first quarter of 2013 was $109,000, compared to $142,000 for the same period in the prior year. The most significant factor affecting interest expense was a reduction in the applicable loan margins that are added to both our LIBOR (London InterBank Offered Rate) or Base Rate, as defined in the Credit Agreement borrowings. The reduction in the interest rate is the result of the amendment to our credit facility entered into in December 2012. The average balance of short-term borrowings during the first quarter of 2013 was $7,244,000 compared to $6,120,000 during the same three-month period in 2012.

OTHER INFORMATION

P&F Industries has scheduled a conference call for today, May 9, 2013, at 11:00 A.M., Eastern Time to discuss its first quarter of 2013 results. Investors and other interested parties can listen to the call by dialing 866-796-3865, or via a live web cast accessible at www.pfina.com. To listen to the web cast, please register and download audio software at the site at least 15 minutes prior to the call. For those who cannot listen to the live broadcast, a replay of the call will also be available on the Company’s web-site beginning on or about May 11, 2013.

P&F Industries, Inc., through its two wholly owned operating subsidiaries, Continental Tool Group, Inc. and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, and various residential hardware such as kitchen and bath hardware, fencing hardware and door and window hardware primarily to the housing industry. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

Safe Harbor Statement. This is a Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company's future performance, and those contained in the comments of management, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the strength of the retail, industrial, housing and other markets in which the Company operates, the impact of competition, product demand, supply chain pricing, the Company’s debt and debt service requirements and those other risks and uncertainties described in the Company’s most recent Annual Report on Form 10-K, and its other reports and statements filed by the Company with the Securities and Exchange Commission. These risks could cause the Company’s actual results for the 2013 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.

Joseph A. Molino, Jr.

Chief Financial Officer

631-694-9800

www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(In thousands $)	March 31, 2013	December 31, 2012
	(Unaudited)	(NOTE 1)
Assets
Cash	$582	$695
Accounts receivable - net	13,350	6,675
Inventories - net	23,473	24,073
Deferred income taxes - net	1,139	1,139
Prepaid expenses and other current assets	846	547
Total current assets	39,390	33,129

Net property and equipment	10,851	11,102
Goodwill	5,150	5,150
Other intangible assets - net	1,676	1,752
Deferred Income taxes – net	2,913	3,211
Other assets – net	797	813
Total assets	$60,777	$55,157

Liabilities and Shareholders’ Equity
Short-term borrowings	$10,683	$2,793
Accounts payable	3,235	4,843
Other accrued liabilities	3,121	4,332
Current maturities of long-term debt	460	460
Total current liabilities	17,499	12,428

Long-term debt, less current maturities	7,248	7,363
Other liabilities	274	278

Total liabilities	25,021	20,069

Total shareholders' equity	35,756	35,088

Total liabilities and shareholders' equity	$60,777	$55,157

NOTE-1

The unaudited consolidated condensed balance sheet information as of December 31, 2012 was derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

	Three months ended March 31,
(In thousands, except per share data)	2013	2012
	(Unaudited)	(Unaudited)

Net revenue	$20,709	$14,317
Cost of sales	12,975	8,706
Gross profit	7,734	5,611
Selling, general and administrative expenses	6,632	4,740
Operating income	1,102	871
Interest expense – net	109	142
Income before income taxes	993	729
Income tax expense	372	23
Net income	$621	$706

Basic earnings per share	$0.17	$ 0 .20

Diluted earnings per share	$0.16	$ 019.

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